Exhibit 99.2

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman 212.477.8438 lberman@igbir.com

Compass Diversified Holdings Acquires SternoCandleLamp

Accretive Platform Acquisition Expands Family of Niche Leading Businesses to Nine; Represents Second Platform Acquisition in 2014

Westport, Conn., October 13, 2014 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced that on October 10, 2014, it entered into an agreement to acquire and consummated the acquisition of Candle Lamp Company, LLC (“SternoCandleLamp”).

Headquartered in Corona, California, SternoCandleLamp is the leading manufacturer and marketer of portable food warming fuel and creative table lighting solutions for the foodservice industry. SternoCandleLamp’s product line includes wick and gel chafing fuels, butane stoves and accessories, liquid and traditional wax candles, catering equipment and lamps. For over 100 years, the iconic “Sterno” brand has been synonymous with quality canned heat. The heritage of reliability and innovation continues today, as SternoCandleLamp continues to bring to market new products that give foodservice industry professionals greater control over food quality and décor. For the year ended December 31, 2013, SternoCandleLamp reported net revenue of approximately $133.6 million.

The purchase price for SternoCandleLamp of $163 million was based on a total enterprise value of $161.5 million and included approximately $1.7 million of cash and working capital adjustments. SternoCandleLamp generated approximately $20.0 million of EBITDA for the last twelve months ending September 30, 2014. Acquisition related costs were approximately $2.7 million. CODI funded the acquisition through a draw of $166 million on its revolving credit facility.

On a primary basis, CODI will initially own all of the common equity ownership in SternoCandleLamp. In addition to its equity investment in SternoCandleLamp, CODI provided loans totaling approximately $91.6 million to SternoCandleLamp as part of the transaction.

“We are pleased to add SternoCandleLamp to CODI’s family of niche leading businesses, as we continue to acquire companies with strong market leadership, proven management, solid and stable cash flow and attractive growth potential,” said Alan Offenberg, CEO of Compass Diversified Holdings. “For more than a century, the Sterno brand has stood for reliability and convenience in the foodservice industry. The management team, led by President & CEO Don Hinshaw, has built an industry leader by focusing on quality and service, and we look forward to working with them to continue to grow the business.”

Mr. Offenberg added, “With the acquisition of SternoCandleLamp, we have increased the current number of businesses we own to nine in addition to CODI’s 41% ownership interest in Fox Factory Holding Corp. This platform acquisition, our second in 2014, is expected to provide approximately $0.20 per share of cash flow accretion on a full year basis and, combined with our acquisition of Clean Earth Holdings in August 2014, has significantly strengthened our earnings power. Going forward, we will continue to enter into additional accretive acquisitions of leading businesses aimed at creating long-term shareholder value.”

Don Hinshaw, President & CEO of SternoCandleLamp, will continue to serve in the same capacity at the company. Mr. Hinshaw commented, “CODI’s acquisition of SternoCandleLamp is another important milestone for the company. We are excited to join CODI’s group of leading businesses. With CODI's proven structure and history of growing niche leading companies, we are well positioned to build on our leadership position and brand.”

Additional information on the acquisition will be available on the Company’s current report on Form 8-K that will be filed with the Securities and Exchange Commission shortly.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The manufacture of quick-turn, prototype and production rigid printed circuit boards (Advanced Circuits, www.advancedcircuits.com);

•	The design and manufacture of promotionally priced upholstered furniture (American Furniture Manufacturing, www.americanfurn.net);

•	The design and manufacture of medical therapeutic support surfaces and other wound treatment devices (Anodyne Medical Device, also doing business and known as Tridien Medical, www.tridien.com);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies, www.arnoldmagnetics.com);

•	The design and manufacture of personal hydration products for outdoor, recreation and military use (CamelBak Products, www.camelbak.com);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth, www.cleanearthinc.com);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby, www.ergobaby.com);

•	The design and manufacture of premium home and gun safes (Liberty Safe, www.libertysafe.com); and

•	The manufacture and marketing of portable food warming fuel and creative table lighting solutions for the foodservice industry (SternoCandleLamp, www.sternocandlelamp.com).

In addition, we own approximately 41% of the common stock of Fox Factory Holding Corp. (“FOX”, Nasdaq: FOXF), a former subsidiary business that completed its initial public offering in August 2013. FOX, www.ridefox.com, designs and manufactures high-performance suspension products primarily for mountain bikes, side-by-side vehicles, on-road and off-road vehicles and trucks, all-terrain vehicles, snowmobiles, specialty vehicles and applications, and motorcycles.

To find out more about Compass Diversified Holdings, please visit www.compassdiversifiedholdings.com.

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the Securities and Exchange Commission for the year ended December 31, 2013 and other filings with the Securities and Exchange Commission. CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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